Table of Contents

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2001

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5.   Other Information

On September 24, 2001 the Washington Utilities and Transportation Commission (WUTC) issued an order approving a 25 percent temporary electric rate surcharge for Avista Corporation (the Company). The Company’s press release and the WUTC surcharge order are filed as exhibits hereto. The surcharge will remain in effect for the 15-month period from October 1, 2001 to December 31, 2002 and will be applied uniformly across all Washington electric customer classes. Revenues collected under the surcharge will be subject to refund.

The surcharge is intended to offset the costs of a severe shortage of hydropower generation and volatile energy market prices. These circumstances have required the Company to incur significant purchased power costs to meet the needs of its retail customers. The Company had requested a surcharge of 36.9 percent for a 27-month period.

The Company has estimated the order will allow the Company to reduce the deferred power cost balance by $125 million. This will include the receipt of $71 million in additional revenue from the surcharge and the amortization of $54 million of a deferred credit on the Company’s balance sheet for the monetization of the Portland General Electric Sale Agreement. The order by the WUTC provides for the termination of the Company’s accounting mechanism for the deferral of power costs effective December 31, 2001.

The WUTC ordered the Company to file a general rate case by December 1, 2001. The Company intends to request the recovery of additional deferred power costs in the general rate case and is prepared to demonstrate the prudence of all power costs which it has incurred. The general rate case will also likely address various power supply issues previously raised by the WUTC, a long-term power cost adjustment mechanism, as well as other issues customarily addressed in general rate cases, including whether or not the total rates are just, fair, reasonable and sufficient. General rate cases before the WUTC have historically taken from ten to twelve months.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7.   Exhibits

99(a)	Press Release dated September 24, 2001.
99(b)	Washington Utilities and Transportation Commission Sixth Order Rejecting Tariff Filing; Granting Temporary Rate Relief, Subject to Refund; and Authorizing and Requiring Compliance Filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: September 27, 2001	/s/ Jon E. Eliassen Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)